Exhibit 99.1
Contact:
Melanie Nimrodi, Media Contact
312.546.3508
mnimrodi@frbir.com
At the Company:
Robert McNally / Jennifer Nelms
404.727.0971
FOR IMMEDIATE RELEASE
GEOVAX LABS, INC. ANNOUNCES THIRD QUARTER 2008 FINANCIAL
RESULTS AND PROVIDES OPERATIONAL UPDATE
ATLANTA, November 10, 2008 — GeoVax Labs, Inc. (OTCBB: GOVX) (“GeoVax” or “the Company”), a biopharmaceutical firm developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents, today announced its third quarter 2008 financial results and provided an operational update.
Robert McNally, GeoVax’s President and CEO, commented, “We are very pleased with the progress we’ve made during the third quarter of 2008 and for the year so far, as we’ve taken steps to address both short-term and long-term goals. We made a shipment of the vaccine to the HIV Vaccine Trials Network during October, which is a significant step in preparation for the largest clinical trial yet to be undertaken by GeoVax and we look forward to HVTN’s initiation of the Phase 2a trial later this year. We are also nearing completion of a license with Vivalis S.A., a French biopharmaceutical company, for manufacturing platform technology for the MVA portion of our vaccine that we anticipate will significantly improve the long-term production capabilities for the vaccine.”
Financial Results for the Three Months and Nine Months Ended September 30, 2008
The Company recorded a net loss of $722,108 for the three months ended September 30, 2008, compared to $1,165,519 for the same period in 2007. For the nine months ended September 30, 2008, the Company’s net loss was $2,688,970 as compared to $3,085,926 in 2007. Net losses for 2008 were partially offset by grant revenues of $1,322,502 and $2,298,571 for the three month and nine month periods, respectively, related to the Company’s grant from the National Institutes of Health (NIH) in support of its HIV/AIDS vaccine development activities. As of September 30, 2008, the Company reported cash balances totaling $2,784,706.
Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.
Third Quarter Operational Highlights:
•	On October 22, 2008, Dr. Robert McNally, GeoVax’s President and CEO, was the featured interview on the Wall St. Network’s 3-Minute Press Show, a daily program that features in-depth interviews with public company executives. The interview may be viewed in its entirety at www.tv.wallst.net/r/3-minute-press/Bob-McNally-GOVX-BB/306/1207.

•	On October 31, 2008, an additional interview with Dr. McNally was published by CEOCFO Interviews & News (www.ceocfointerviews.com). Also, GeoVax was prominently featured in a special Biotechnology supplement to the November issue of Harvard Business Review, sponsored by the Michigan Economic Development Corp (MEDC).

•	On October 20, 2008, GeoVax announced shipment of both components (DNA and MVA) of its AIDS vaccine to the HIV Vaccine Trials Network (HVTN) pharmacy, for use in the upcoming Phase 2a human clinical trial. GeoVax also announced the submission of a Biological Master File Amendment to the U.S. Food and Drug Administration (FDA) for review of the manufacturing data for the product shipped to HVTN. The Phase 2a trial will be conducted by the HVTN and will involve 225 healthy volunteers from the United States and South America. The trial will further evaluate the safety and immunogenicity of the GeoVax preventative vaccine (vaccine administered prior to infection with the HIV virus) and will broaden the base of safety and immunogenicity data for the full dose of the GeoVax AIDS vaccine. This trial will serve as a major milestone, as the Phase 2a trial is the most advanced trial to-date for GeoVax. HVTN and the clinical trial sites are moving forward with the administrative steps necessary to prepare for commencement of the Phase 2a trial, which GeoVax expects to begin before the end of the year.

•	In October 2008, GeoVax announced that its company information is now available via Standard and Poor’s Market Access Program, an information distribution service that enables subscribing publicly-traded companies to have their company information disseminated to users of Standard and Poor’s Advisor Insight. GeoVax’s company information is also available via Standard & Poor’s Stock Guide database, which is distributed electronically to virtually all major quote vendors. These services will help GeoVax comply with numerous state “Blue Sky” laws to ensure that its stock is made available to the broadest possible investor base.

•	On October 15, 2008, GeoVax presented data on its Phase 1 AIDS vaccine trial (HVTN 065) at the AIDS Vaccine 2008 conference, in Cape Town, South Africa. The presentation, entitled “Two HIV DNA Primes Maximize T Cell Responses Induced by the GeoVax DNA/MVA Vaccine Regimen Administered to Healthy Seronegative Adults (HVTN 065),” was given by Dr. Paul A. Goepfert, M.D., Associate Professor, Division of Infectious Diseases, Department of Medicine, University of Alabama. Dr. Goepfert is the HVTN 065 Protocol Team chair. The trial results reveal the GeoVax DNA and MVA vaccines are safe and immunogenic (stimulate anti-HIV/AIDS immune responses) at both low (1/10th) dose and full doses. Other highlights of the presentation included:
•	GeoVax vaccines were well tolerated with no or mild local and systemic reactions in the majority of trial participants.

•	80 percent of both the low and full dose trial participants responded to the vaccine which stimulated anti-HIV T-cell (white blood cell) and antibody responses.

•	More volunteers had antibody responses to the full dose than to the 1/10th dose vaccine, whereas response rates for T cells were similar for the 1/10th and full dose.

•	Two DNA primes were more effective than one DNA prime or no DNA primes at eliciting T cell responses.

•	The 2nd MVA vaccination positively increased CD8 T cell and antibody responses.
Dr. Harriet Robinson, the developer of the vaccine and GeoVax’s Vice President of Research and Development, also presented these same results at the Viral Vector Vaccines 2008 meeting, at the Wellcome Trust Conference Center near Cambridge, UK, on September 28, 2008.

•	In August 2008, GeoVax announced the appointment of Mr. Peter Tsolinas to its Board of Directors. Mr. Tsolinas also was subsequently appointed to membership on GeoVax’s Audit Committee and Compensation Committee. Mr. Tsolinas currently serves as Chairman and CEO of TMA Group Development Corp., a Chicago-based real estate, architectural and development firm.

•	In July 2008, GeoVax and Vivalis S.A., a French biopharmaceutical company that provides innovative cell-based solutions to the pharmaceutical industry for the manufacture of vaccines and proteins, jointly announced the signing of a letter of intent for joint collaboration and commercial license on the use of Vivalis’ EBx® technology, to manufacture the MVA component of GeoVax’s HIV-1 vaccine. The breakthrough manufacturing technology developed by Vivalis, through further development collaboration with GeoVax, will create a new standard for manufacture of the MVA component of GeoVax’s HIV/AIDS vaccine. Vivalis’ EBx® manufacturing platform, with its increased effectiveness, superior quality and reliability, is expected to better provide for MVA vaccine product availability in ample quantities to meet sizeable demand and at a lesser cost. Vivalis’ vaccine manufacturing technology is based on a duck embryonic stem cell substrate platform. Specifically, the EB66® cell line provides continuous growth from a fully characterized frozen cell bank, without necessitating fertilized embryo extraction and processing, as with present chicken cell based technologies. Furthermore, the EB66® cell line can be grown in suspension (without the cells attached to the surface of the growth vessel) and can be scaled up for growth in large bioreactors for commercial-scale production of the MVA viral vaccine. The details of the final license agreement between the parties are being negotiated and GeoVax expects the final agreement to be executed before the end of the year.
“On the financing front,” Dr. McNally noted, “we are pleased with the financing strategy provided by the $10 million common stock purchase agreement with Fusion Capital Fund II, LLC, from which we are drawing in a judicious manner, and we are also benefiting greatly from government support in two ways — from both the 5 year $15 million grant (approximately $3 million awarded annually) initially awarded in October 2007 by the National Institutes of Health, and also from ongoing clinical trial support provided by the HVTN.”
Dr. McNally concluded, “We believe we are well-positioned for success in 2009 and beyond, with our preventative vaccine beginning Phase 2 human testing and our therapeutic vaccine trial in the planning stage. Based on highly promising results in preclinical non-human primate studies conducted by Dr. Rama Amara at Emory University, we are eager to launch a therapeutic Phase 1/2 human clinical trial in individuals already infected with HIV to investigate the use of our vaccine as a therapeutic treatment to control HIV-virus levels. We expect this trial may start in mid-2009 and we will report on the development of this program as we conclude plans with our trial sponsor.”

GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Grant Revenue	$1,322	$—	$2,298	$—

Operating expenses:
Research and development	1,362	360	2,725	1,273
General and administrative	699	815	2,322	1,865

	2,061	1,175	5,047	3,138

Other income:
Interest income	17	9	60	52

	17	9	60	52

Net loss	$(722)	$(1,166)	$(2,689)	$(3,086)

Loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

GEOVAX LABS, INC.
Condensed Consolidated Balance Sheet Information
(amounts in thousands)
(unaudited)

	Sep. 30,	Dec. 31,
	2008	2007

Assets:
Cash and cash equivalents	$2,785	$1,990
Other current assets	578	1,041

Total current assets	3,363	3,031

Property, net	127	75
Other assets	368	140

Total assets	$3,858	$3,246

Liabilities and stockholders’ equity
Current liabilities	$516	$598
Stockholders’ equity	3,342	2,648

Total liabilities and stockholders’ equity	$3,858	$3,246

Shares Outstanding	743,415	731,628

About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s HIV/AIDS vaccine technology is the subject of 20 issued or filed patent applications. GeoVax HIV/AIDS vaccines are designed for use in uninfected people to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, should the person ever become infected. GeoVax HIV/AIDS vaccines also may be effective as therapeutics (treatment of people already infected with AIDS virus). Studies evaluating these vaccines in HIV/AIDS infected individuals are in the planning stage.
GeoVax’s core HIV/AIDS vaccine technologies were developed through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), The Centers for Disease Control and Prevention (CDC) and the GeoVax team.
GeoVax HIV/AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the National Institutes of Health (NIH), is the largest worldwide clinical trials program dedicated to the development and testing of HIV/AIDS vaccines. Preclinical work enabling evaluation of GeoVax DNA and MVA vaccines was funded and supported by NIAID, which provided additional support to GeoVax AIDS vaccine development program with a $15 million IPCAVD grant awarded in late 2007. www.geovax.com
Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether; GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be determined to be safe for use in humans, GeoVax’s vaccines will be effective in preventing AIDS in humans, the vaccines will receive the regulatory approvals necessary to be licensed and marketed, GeoVax can raise the required capital to complete development of its vaccines, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward looking statements involving certain risks and uncertainties including, without limitations, risks detailed in the Companies Securities and Exchange Commission filings and reports